Exhibit 99.1

AmREIT Reports Fourth Quarter Results

HOUSTON--(BUSINESS WIRE)--AmREIT (AMEX:AMY), a Houston-based real estate development and advisory company that has elected to be taxed as a real estate investment trust, today announced financial results for the fourth quarter and year ended December 31, 2007.

Fourth Quarter and Year-to-Date Highlights:

Corporate

  Funds from Operations (FFO) available to class A common shareholders for the fourth quarter 2007 were a loss of $150,000, or ($0.02) per share, due to the previously-disclosed lack of transactional activity and a $933,000 (or $0.15 per class A common share) premium paid on the class B share redemption, compared with fourth quarter 2006 FFO of $3.1 million, or $0.50 per share, based on significant transactional activity;
  Net loss available to Class A common shareholders for the fourth quarter 2007 was $2.5 million, or ($0.39) per share, compared with net income of $948,000, or $0.15 per share, for the same period in 2006;
  Operating revenues for the fourth quarter 2007 were $15.1 million compared with $20.2 million for the same period in 2006 due to a year-over-year reduction in transaction-related fee income in the fourth quarter. This lack of transaction income was somewhat offset by a 10.0% increase in revenues from the property portfolio and asset management fees, approximately $8.4 million in the fourth quarter 2007 compared to $7.6 million in the same period in 2006;
  FFO for the twelve months ended December 31, 2007 was $1.9 million, or $0.30 per share, compared with FFO for the comparable twelve months in 2006 of $4.8 million, or $0.75 per share;
  Net loss available to Class A common shareholders for the twelve months ended December 31, 2007 was $6.5 million, or $1.02 per share, compared with a net loss of $3.9 million, or $0.62 per share, for the same period in 2006;
  Operating revenues for the twelve months ended December 31, 2007 were $49.6 million compared with $57.4 million for the same period in 2006. Revenues from the property portfolio and asset management fees increased by 9.8% to $31.9 million in 2007 as compared to $29.1 million in 2006;
  Total distributions for all classes of common shareholders exceeded FFO for all classes of common shareholders by $935,000 (which includes the $933,000 class B common share redemption premium) for the fourth quarter 2007 compared with total FFO in excess of total distributions of $2.3 million for the same period in 2006;
  Total distributions were in excess of total FFO by $1.3 million (which includes the $933,000 class B common share redemption premium) for the twelve months ended December 31, 2007 compared with FFO in excess of total distributions of $1.6 million for the same period in 2006. On an annual basis, total FFO has historically exceeded total dividends paid, and for 2005 and 2006, FFO exceeded total dividends by $1.1 million and $1.6 million, respectively;
  The Board of Trust Managers declared a quarterly dividend of $0.1242 per class A common share for the first quarter 2008, which will be paid in three monthly installments; and
  FFO estimates for the first quarter 2008 are $0.06 to $0.12 per class A common share, and management announces its annual FFO guidance of $0.61 to $0.69 and Modified FFO guidance of $0.85 to $0.89, per class A common share.

Portfolio

  Portfolio occupancy as of December 31, 2007 is 98.1%, an increase of 1.6% compared to December 31, 2006 occupancy of 96.5%; and
  New leasing rates as compared with the expiring leasing rates remain strong, with average increase in leasing rates on expiring space of 15% during 2007.

Asset Advisory

  Equity under management increased from $121 million as of December 31, 2006 to $159 million as of December 31, 2007; and
  REITPlus, Inc., a $550 million equity offering, is now effective with the SEC, FINRA and approved to sell in 47 states.

Commenting on the financial results for the quarter, Chad C. Braun, AmREIT’s Chief Financial Officer, noted, “The performance of our portfolio continued to be strong as fundamentals in the shopping center business remained solid. We have been successful in aggressively managing our portfolio, resulting in occupancy and leasing rates ahead of schedule. Our transactional activity was a disappointment in 2007. A challenging capital markets environment led to less-than-expected capital raised in our advisory funds and in an ever-tightening cap rate environment we elected to sit on the sideline as opposed to chasing lower quality real estate deals at non-accretive cap rates.”

H. Kerr Taylor, Chairman and Chief Executive Officer of AmREIT, added, “Since going public in 2002 we have grown our assets under management—both portfolio and within our advisory business—from approximately $100 million to approximately $1 billion in combined assets as we close on our existing pipeline of opportunities. We are gratified to be one of the few companies in America that has the ability to raise capital from all three traditional channels of capital: Wall Street, institutions and independent broker dealers. This business model, however, is not the typical REIT model. Rather, we resemble a company that creates value and drives Net Operating Income on our portfolio of Today’s Irreplaceable Corners™ and on properties we advise through a series of closed end funds. This model requires a heavy investment in resources and building assets under management up to a certain level that may at times conflict with generating stable quarterly income and cash flow. We believe our business model will provide long-term growth and sustainability for our shareholders, but we expect 2008 to be a challenging year given the economic climate and the costs associated with the anticipated growth.”

Business Segments:

Portfolio of Irreplaceable Corners™

As of December 31, 2007, AmREIT owned 50 properties, including those assets held for sale, with approximately 97.5% of its rental income coming from properties located in major Texas metropolitan areas.

The portfolio generated $8.1 million in total revenue during the fourth quarter of 2007, up 9.5% compared with $7.4 million generated for the same period in 2006. The increase in revenue is a result of increased rents resulting from increases in leasing activity, increased renewal leasing rates and the Woodlands ground lease properties acquired during the first quarter. After expenses and allocation of dividends paid on the Company’s non-traded shares, the segment reported a GAAP loss of $2.1 million, or ($0.33) per class A common share and a reduction to FFO of approximately $128,000, or ($0.02) per Class A common share, for the quarter.

Real Estate Development and Operations

AmREIT’s real estate development and operating business generated $5.2 million in revenue during the fourth quarter, a decrease compared with the $10.1 million generated in the fourth quarter of 2006. The decrease in revenue generated from the real estate group is a result of the lack of transactional activity, primarily due to the constricted economic conditions the second half of 2007, resulting in a slow down in transactional activity. We expect this transactional activity to pick back up in the second half of 2008 as we gain momentum with REITPlus.

Expenses associated with this line of business for the fourth quarter were approximately $5.3 million (including direct construction costs of $3.4 million). After allocating dividends paid on the Company’s non-traded shares, the segment reported a net loss and loss to FFO of $35,000, or $0.00 per class A common share. This business is transactional in nature, and the timing of these transactional revenue sources is difficult to predict, however, a majority of the expenses and personnel costs associated with this business are recurring throughout the year.

Asset Advisory Business

As of December 31, 2007, AmREIT had a combined $159 million in equity capital under management in its five actively managed income and growth funds. This included $48 million in capital raised during 2007 and a $7 million return of capital related to commencing the liquidation of AmREIT Income & Growth Fund. For the quarter, this group generated total revenues of $1.8 million, with $1.4 million related to securities commissions earned on sales of units in the merchant development funds.

For the quarter, expenses associated with this line of business were approximately $1.9 million, including $1.1 million in securities commission expense. After expenses and allocation of dividends paid on the Company’s non-traded shares, the asset advisory group reported GAAP net loss of $358,000 and a loss to FFO of approximately $6,000, or $0.00 per class A common share.

Financing Activity

Effective October 30, 2007, AmREIT renewed its senior credit facility for two years to expire in November 2009 and increased the maximum availability under the facility, subject to the value of unencumbered assets, from $40 million to $70 million. The facility now provides for an interest rate in the range of 100 to 185 basis points over LIBOR compared with 135 to 235 basis points previously.

Effective December 20, 2007, AmREIT completed the redemption of its remaining 1,026,732 Class B common shares. Holders of the Class B common shares had the right to receive, at their election, $10.18 per share in cash or one Class A common share per one Class B common share redeemed. AmREIT completed the redemption, issuing approximately 27,000 class A common shares, and approximately $10.3 million in cash consideration. This included a conversion premium of approximately $933,000 that is accounted for as an additional dividend in 2007. The transaction was financed through the Company’s credit facility, and is expected to be accretive by approximately $0.02 per share, per year.

2008 Estimates and Assumptions

Our FFO guidance for 2008 is $0.61 to $0.69 per class A common share. In addition, as we continue to transition to more of a full service real estate operating and advisory platform, we believe it will be necessary to assess our performance and our results on a Modified FFO basis which will adjust traditional FFO for restructuring charges and the monetization of value created in our advisory funds and properties. We expect Modified FFO for 2008 of $0.85 to $0.89 per class A common share. Consistent with previous years, earnings and FFO are expected to be uneven quarter by quarter due to the transactional nature of our business.

As we continue to evaluate our strategy to simplify the equity portion of our balance sheet and reduce our overall cost of capital, we will incur certain non-cash charges to earnings as a result of any premiums paid on such recapitalizations. These transactions have not been contemplated in our guidance or assumptions. If we proceed with any of these transactions during 2008, we will add these charges back when arriving at our Modified FFO.

Following are the assumptions underlying our projected 2008 earnings, FFO and Modified FFO guidance.

Portfolio of Irreplaceable Corners™

We expect FFO contributions in 2008 from our portfolio of Irreplaceable Corners to be $0.39 to $0.44 per class A common share, after deducting non-traded dividends. This FFO contribution is based on the following estimates and assumptions:

  Rental and earned income is anticipated to be $22.6 million, excluding the rental income from AAA CTL Notes, which will be accounted for in discontinued operations;
  Recovery income is estimated to be $7.8 million, with a corresponding property expense of $8.1 million, resulting in $300,000 in leakage due to vacancy and non-reimbursable expenses;
  There are no budgeted property additions during 2008 and no budgeted core property dispositions for 2008. AAA CTL Notes remains as held for sale and its net income of approximately $49,000 per month captured in discontinued operations;
  Interest expense is estimated to be approximately $8.7 million. Approximately 85% of our debt has a fixed interest rate with an average term of over 6 years; and
  G&A for the portfolio is expected to track 2007, with little to no additional G&A anticipated in 2008.

Asset Advisory and Sponsorship Operations

We expect FFO contributions in 2008 from our asset advisory operations to be $0.22 to $0.25 per class A common share. This FFO contribution is based on the following estimates and assumptions:

  Raising $80 million of deployable capital during the year, which will result in anticipated securities commission income of $7.8 million, which is partially offset by third party securities commission expense of $6.3 million, resulting in net commissions of $1.5 million;
  Transactional real estate revenues of $8.3 million related to acquisition fees, redevelopment fees and development fees. These commissions and fees are transactionally oriented and difficult to predict quarter to quarter. Currently, we have approximately $3.5 million of these fees under contract and scheduled to close within the first two quarters;
  Construction management and general contracting revenues of $8.4 million, offset by general contracting expense of $7.5 million, resulting in a gross margin of $900,000, or 10.7%;
  Property management fees of approximately $1.3 million;
  Recurring asset management fees of approximately $1.8 million, growing from approximately $110,000 per month in January to an estimated $200,000 in December as the above capital is raised and deployed; and
  We will keep a close eye on our G&A during 2008, however, we will grow the securities team with a National Sales Manager and six fully staffed territories.

Modified FFO Adjustments

As we continue to transition to more of a full service real estate operating and advisory platform, we believe it will be necessary to assess our performance and our results on a Modified FFO basis, which will adjust traditional FFO for restructuring charges and the monetization of value created in our advisory funds and properties (but not our core portfolio or Irreplaceable Corners™). For 2008, this may include gains realized through financing or syndication initiatives associated with AAA CTL Notes or AmREIT Income & Growth Fund, as we begin to liquidate and monetize our general partner interest in these advised funds. Therefore, we expect Modified FFO contributions to be $0.20 to $0.24 per class A common share in 2008, resulting in total Modified FFO of $0.85 to $0.89 per class A common share. The above range does not include adding back any premiums charged in conjunction with the redemption of either the class C or class D common shares, which if consummated, would result in a significantly larger adjustment.

AmREIT updates earnings guidance on a quarterly basis and will update its annual guidance as well as give guidance for the upcoming quarter.

Conference Call

AmREIT will hold its quarterly conference call to discuss fourth quarter 2007 results Wednesday, March 12, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties are encouraged to access the live webcast by visiting the investor relations page of AmREIT’s website at www.amreit.com. The dial-in number for the call is 1-800-240-2430. A replay of the call will be available through March 19, 2008, by dialing 1-303-590-3000 and entering the passcode 11106006#.

Supplemental Financial Information

Further details regarding AmREIT’s results of operations, properties, and tenants can be accessed at the Company’s web site at www.amreit.com.

About AmREIT

AmREIT (AMEX:AMY), is a full service real estate company dedicated to providing the highest standard of service and value to its clients, partners and investors. For 24 years, AmREIT has delivered on its vision to become the Irreplaceable Corners™ company through investments, acquisitions, value add developments and management of high quality retail and mixed-use properties. AmREIT has more than 1.3 million square feet in various stages of development, re-development or in the pipeline for its advisory funds. AmREIT is headquartered in Houston, Texas and has an office in Dallas, Texas. To learn more, please visit our website at www.amreit.com.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management’s beliefs and assumptions made by management. Past performance is not indicative of future returns. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

For more information, call Chad Braun, Chief Financial Officer of AmREIT, at (713) 850-1400. AmREIT is online at www.amreit.com.

(Tables to Follow)

Operating Results – (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Revenues:	2007	2006	2007	2006
Rental income from operating leases	$ 8,022	$ 7,353	$ 30,381	$ 27,999
Earned income from direct financing leases	60	60	239	238
Real estate fee income	224	556	1,196	1,334
Real estate fee income – related party	1,209	4,409	4,046	6,983
Construction revenues	653	1,380	1,745	3,025
Construction revenues – related party	3,130	3,749	5,900	10,435
Securities commission income – related party	1,395	2,382	4,805	6,554
Asset management fee income – related party	359	267	1,289	823
Total revenues	15,052	20,156	49,601	57,391

Expenses:
General and administrative	3,207	3,254	9,570	9,488
Property expense	1,898	1,722	7,601	6,911
Construction expense	3,385	4,782	6,906	12,290
Legal and professional	557	604	1,745	1,546
Real estate commissions	11	502	459	1,042
Securities commissions	1,127	2,038	3,989	5,732
Depreciation and amortization	1,894	2,115	7,808	8,735
Total expenses	12,079	15,017	38,078	45,744

Operating income	2,973	5,140	11,523	11,648

Other income (expense):
Interest and other income – related party	281	624	1,142	1,494
Income from merchant development funds and other affiliates	(282)	448	153	967
Federal income tax (expense) benefit for taxable REIT subsidiary	339	(1,235)	581	(875)
Interest expense	(2,209)	(1,859)	(8,694)	(6,954)
Minority interest in income of consolidated joint ventures	(7)	4	44	62

Income before discontinued operations	1,095	3,122	4,749	6,342

Income from discontinued operations	48	246	502	916
Gain on sale of real estate acquired for resale	-	293	-	305

Net income	1,143	3,661	5,251	7,563

Distributions paid to Class B, C and D shareholders	(3,601)	(2,713)	(11,709)	(11,442)
Net loss available to class A shareholders	$ (2,457)	$ 948	$ (6,458)	$ (3,879)

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Reconciliation of Net Income before discontinued operations to Funds From Operations (“FFO”):
Income before discontinued operations	$ 1,095	$ 3,122	$ 4,749	$ 6,342
Income from discontinued operations	48	539	502	1,221
Depreciation – from operations	1,926	2,136	7,848	8,760
Depreciation – from discontinued operations	8	5	30	22
Adjustments for non-consolidated affiliates	374	23	476	133
Gain on sale of real estate held for investment	-	-	-	(286)
Class B, C and D distributions	(3,601)	(2,713)	(11,709)	(11,442)
FFO available to Class A shares	$ (150)	$ 3,112	$ 1,896	$ 4,750

Basic and Diluted Per Class A Share Data:
Income (Loss) before discontinued operations	$ (0.40)	$ 0.07	$ (1.09)	$ (0.81)
Income from discontinued operations	$ 0.01	$ 0.08	$ 0.08	$ 0.19
Net loss	$ (0.39)	$ 0.15	$ (1.01)	$ (0.62)
FFO	$ (0.02)	$ 0.50	$ 0.30	$ 0.75
Distributions per Class A share	$ 0.12	$ 0.12	$ 0.50	$ 0.50
Distributions per Class B, C and D share	$ 0.57	$ 0.50	$ 1.84	$ 1.82

Share Data: Weighted average Class A common shares used to compute net income per share, basic and diluted	6,315,605	6,237,500	6,358,354	6,299,879

Market Capitalization Table:

Common Shares Outstanding (12/31/07)	Number of Shares	Price	Market Equity
Class A, net of treasury shares	6,289,251	$7.16	45,031,037
Class C (priced at par value)	4,143,971	$10.00	41,439,710
Class D (priced at par value)	11,045,763	$10.00	110,457,630
Total	21,478,985		196,928,377

Balance Sheet Highlights
(in thousands)

	(Unaudited)
	December 31,	December 31,
	2007	2006
Real estate investments before accumulated depreciation	$ 281,713	$ 274,534
Real estate held for investment, net	266,087	263,906
Net investment in direct financing leases	2,058	19,204
Real estate held for resale, net	22,438	-
Total assets	343,756	328,430
Notes payable	168,560	144,453
Notes payable – held for sale	12,811	-
Total liabilities	193,145	158,243
Minority interest	1,179	1,137
Total shareholders’ equity	149,433	169,050

Non-GAAP Financial Disclosure

This press release contains certain non-GAAP financial measures that management believes are useful in evaluating an equity REIT’s performance. AmREIT’s definitions and calculations of non-GAAP financial measures may differ from those used by other equity REITs, and therefore may not be comparable. The non-GAAP financial measures should not be considered as an alternative to net income as an indication of our operating results, or to net cash provided by operating activities as a measure of our liquidity.

AmREIT considers FFO to be an appropriate measure of the operating performance of an equity REIT. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. AmREIT calculates its FFO in accordance with this definition. Management considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. FFO is not defined by GAAP and should not be considered as an alternative to net income as an indication of our operating performance or to net cash provided by operating activities as a measure of our liquidity. FFO as disclosed by other REITs may not be comparable to AmREIT’s calculation.

Projected FFO is calculated in a method consistent with historical FFO, and AmREIT considers projected FFO to be an appropriate supplemental measure when compared with projected EPS. A reconciliation of the projected FFO to projected EPS per share is provided below:

	Projected 2008 Range		Historical
	High	Low	12/31/07
Net (loss)/income available to Class A shareholders	($0.56)	($0.64)	$ (1.01)
Depreciation and amortization	1.25	1.25	1.24
Adjustment for non-consolidated affiliates	-	-	0.07
Less gain on sale of real estate	(0.00)	(0.00)	(0.00)
FFO available to Class A shareholders	$ 0.69	$ 0.61	$ 0.30
Modified FFO available to Class A shareholders	$ 0.89	$ 0.85	$ 0.45

CONTACT:
AmREIT
Chad C. Braun, 713-850-1400
cbraun@amreit.com